 Exhibit 99.(a)(5)(iii)

Atlantic Power Corporation Announces Completion of Substantial Issuer Bid

DEDHAM, Mass., May 1, 2020 — Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) announced today the final results of its substantial issuer bid to purchase from the holders of the common shares of the Company (together with the purchase rights associated with such common shares, the “Common Shares”) up to US$25 million of the Common Shares (the “Offer”). The Offer expired at 5:00 p.m. (Toronto time) on April 30, 2020.

Based on the final count by Computershare Trust Company of Canada, as depositary for the Offer (the “Depositary”), the Company has taken up and paid for 12,500,000 Common Shares at an aggregate purchase price of US$25 million, or US$2.00 per Common Share, excluding fees and expenses relating to the Offer. All Common Shares purchased by the Company under the Offer will be cancelled. The Common Shares purchased under the Offer represent approximately 12% of the Common Shares issued and outstanding before giving effect to the Offer. After giving effect to the cancellation of the Common Shares purchased by the Company under the Offer, 93,002,338 Common Shares will be issued and outstanding.

The Company has made payment for the Common Shares tendered and accepted for purchase by tendering the aggregate purchase price to the Depositary in accordance with the Offer and applicable laws, and payment to the shareholders will be completed by the Depositary in due course. Payment for the Common Shares will be made in cash, without interest. Any Common Shares invalidly tendered or tendered and not purchased will be returned to the tendering shareholder promptly by the Depositary.

The full details of the Offer are described in the Company’s offer to purchase and issuer bid circular dated March 25, 2020, as well as the related letter of transmittal and notice of guaranteed delivery, copies of which were filed and are available on Atlantic Power’s profile at www.sedar.com. You may also obtain a free copy of the Tender Offer Statement and its exhibits and other related documents filed by Atlantic Power with the SEC at the SEC’s website at www.sec.gov. All documents referenced here are also available at Atlantic Power’s website at www.atlanticpower.com.

The “specified amount” for the purposes of subsection 191(4) of the Income Tax Act (Canada) in respect of each Common Share is Cdn$2.71.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any Common Shares.

About Atlantic Power

Atlantic Power is an independent power producer that owns power generation assets in eleven states in the United States and two provinces in Canada. The Company’s generation projects sell electricity and steam to investment-grade utilities and other creditworthy large customers predominantly under long-term power purchase agreements that have expiration dates ranging from 2020 to 2043. The Company seeks to minimize its exposure to commodity prices through provisions in the contracts, fuel supply agreements and hedging arrangements. The projects are diversified by geography, fuel type, technology, dispatch profile and offtaker (customer). Approximately 75% of the projects in operation are 100% owned and directly operated and maintained by the Company. The Company has expertise in operating most fuel types, including gas, hydro, and biomass, and it owns a 40% interest in one coal project.

Atlantic Power’s shares trade on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP. For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of the Company’s financial data and other publicly filed documents are available on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website.

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Cautionary Note Regarding Forward-Looking Statements

Certain statements in this news release may constitute forward-looking information or forward-looking statements within the meaning of applicable securities laws (collectively, “forward-looking statements”), which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of the Company and its projects. These statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by the use of the words “plans”, “expects”, “does not expect”, “is expected”, “budget”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, “believes”, “outlook”, “objective”, or “continue”, or equivalents or variations, including negative variations, of such words and phrases, or state that certain actions, events or results, “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved.  Examples of such statements in this press release include, but are not limited to, statements with respect to the cancellation of Common Shares purchased under the Offer.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved. Please refer to the factors discussed under “Risk Factors” and “Forward-Looking Information” in the Company’s periodic reports as filed with the Securities and Exchange Commission from time to time for a detailed discussion of the risks and uncertainties affecting the Company. These risks and uncertainties include, but are not limited to, potential risks and uncertainties relating to the ultimate geographic spread of the novel coronavirus (COVID-19), the severity of the disease, the duration of the COVID-19 outbreak, actions that may be taken by governmental authorities to contain the COVID-19 outbreak or to treat its impact and the potential negative impacts of COVID-19 on the global economy and financial markets. Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material. These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.

For the avoidance of doubt, the above-mentioned Uniform Resource Locators (“URLs”) given in respect of web-site addresses are inactive textual references only and it is not intended to incorporate the contents of any such web sites into this news release nor should the contents of such web sites be deemed to be incorporated into this news release.